Exhibit 5.1 and 23.1

August 27, 2014

Amphenol Corporation

358 Hall Avenue

Wallingford, Connecticut 06492

Re:                             Registration Statement on Form S-8

Ladies and Gentlemen:

I am General Counsel for Amphenol Corporation, a Delaware corporation (the “Company”), and have advised the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Act”), for 13,000,000 shares of the Company’s Class A Common Stock (the “Shares”) reserved for issuance under the First Amended 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries (the “Plan”).

I have reviewed the Registration Statement and such other agreements, documents, records, certificates and other materials, and have reviewed and am familiar with such corporate proceedings and satisfied myself as to such other matters, as I have deemed to be relevant or necessary to form a basis for this opinion.  In such review, I have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to me, the conformity with the originals of all such materials submitted to me as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to me as originals, the genuineness of all signatures and the legal capacity of all natural persons.

Based upon the foregoing, I am of the opinion that the Shares, when issued and sold in compliance with the applicable prospectus delivery requirements and in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and non-assessable.

I am a member of the Bar of the State of Connecticut and I do not express any opinion herein concerning any law other than the federal laws of the United States, the internal law of the State of Connecticut and the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments or supplements thereto. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Edward C. Wetmore, Esq.

Edward C. Wetmore, Esq.
Vice President, Secretary and General Counsel